Exhibit 99.1

Press Release	Contact: Elizabeth Goode
Director Corporate Development
3D Systems Corporation
26081 Avenue Hall • Valencia CA 91355
Phone: 661-295-5600 • Fax: 661-554-0109
Email: GoodeE@3dsystems.com
www.3dsystems.com • NASDAQ: TDSC

3D Systems Reports Record Second-Quarter Revenue

Net income rises to $0.05 per share on 17% revenue growth

VALENCIA, California, August 1, 2005:   3D Systems Corporation (Nasdaq: TDSC), a leading provider of rapid 3-D printing, prototyping and manufacturing solutions, announced today that revenue increased 17% in the second quarter of 2005 and 10% in the first six months of 2005 compared to the corresponding 2004 periods.

Revenue from systems increased 35% in the second quarter and 11% in the first six months of 2005 compared with the prior-year periods reflecting continuing strong unit growth from new systems, including InVision™ 3-D Printers, introduced since the latter part of 2003.  In a quarterly reversal of the trend of declining sales of mature systems, unit volume from the sale of those systems increased.

Revenue from materials increased by 22% in the second quarter and 19% in the first six months compared to the respective 2004 periods, primarily reflecting strong unit growth in the sale of new materials.

Revenue from services declined modestly in the second quarter, primarily due to lower revenue from customer training and a decision to cease providing system enhancements for certain older legacy systems, but increased modestly in the first six months of 2005 compared to the 2004 periods reflecting relatively stronger performance in the first quarter of 2005.

Revenue increased at double-digit rates in each geographic area in which the company conducts business in the second quarter of 2005 compared to the 2004 quarter and increased at double-digit rates in the U.S. and the Asia-Pacific region in the first six months of 2005 compared to the 2004 period.  Without the favorable effect of foreign currency translation, revenue would have increased 16% for the second quarter and 8% for the first half of 2005.

With this higher level of revenue, for the second quarter of 2005:

•                  the company reported $1.7 million of operating income due to its higher revenue and higher gross profit, sharply higher than its $0.1 million of operating income in the second quarter of 2004; and

•                  the company reported $0.9 million of net income available to common stockholders, a $2.1 million improvement over its $1.2 million loss in the 2004 period.

and for the first six months of 2005:

•                  the company reported $3.4 million of operating income compared to a $1.1 million operating loss in the first six months of 2004; and

•                  the company reported $1.6 million of net income available to common stockholders, a $5.4 million improvement over its $3.8 million loss in the 2004 period.

“The strong revenue growth in the second quarter of 2005 continues to reflect the positive underlying trends and successful early results from the fundamental changes in the company’s business model that we implemented during 2004,” said Abe Reichental, 3D Systems’ president and chief executive officer.

“Our efforts to accelerate product mix changes from aging, large-frame systems and materials to new 3-D printing and rapid manufacturing solutions, our initiatives to increase recurring revenue from materials and composites, the 2004 restructuring of the U.S. sales organization and our decision to discontinue quarter-end discounts all contributed to the higher level of revenue in the second quarter,” continued Reichental.

“Sales of new products and services, which include the increasing revenue contributions of InVision™ 3-D printers, grew to 22% of total revenue in the quarter and 21% of total revenue in the first six months of the year. During the last few weeks of the second quarter, we began shipping our new integrated manufacturing-capable Sinterstation® Pro SLS® (selective laser sintering) systems.  Revenue generated from this new and exciting product line was not material to the second-quarter results,” continued Reichental.

“In a quarterly reversal of the trend of declining sales of the company’s mature equipment models, revenue from these mature systems increased by $1.2 million compared to the second quarter of 2004.  During the second quarter, we also recovered approximately half of the revenue that we believe we gave up in the first quarter when we turned down deeply discounted customer orders late in the quarter, after certain of the customers involved resubmitted orders on terms more favorable to us,” concluded Reichental.

Operating Highlights

Second Quarter and First Six Months of 2005

($ in millions except for per share amounts)

	Second Quarter			First Six Months
Operating Highlights	2005	2004	% Change	2005	2004	% Change
Revenue	$32.8	$27.9	17%	$63.2	$57.4	10%
Gross profit	$14.3	$12.3	17%	$27.4	$24.3	12%
% of Revenue	44%	44%		43%	42%
Operating expenses	$12.6	$12.2	4%	$24.0	$25.4	(6)%
% of Revenue	38%	44%		38%	44%
Operating income	$1.7	$0.1	NM	$3.4	$(1.1)	NM
% of Revenue	5%	1%		5%	(2)%
Net income (loss) to common stockholders	$0.9	$(1.2)	NM	$1.6	$(3.8)	NM
% of Revenue	3%	(4)%		3%	(7)%
Diluted income (loss) per share to common stockholders	$0.05	$(0.10)	NM	$0.10	$(0.29)	NM
Unrestricted cash	$28.1	$20.0	41%	$28.1	$20.0	41%
Depreciation and amortization	$1.6	$1.6	(4)%	$3.1	$3.3	(7)%
% of Revenue	5%	6%		5%	6%

NM=not meaningful

The company experienced strong revenue growth from its operations outside of the U.S., which rose 16% in the second quarter and 8% in the first six months of 2005.  Revenue in the U.S. increased 19% in the second quarter of 2005 and 12% in the first six months of 2005 due to higher unit volume as the company began to realize the benefits of the 2004 restructuring and realignment of its U.S. sales organization.  Revenue from European operations increased by $1.6 million or 14% in the second quarter and by $0.8 million or 3% in the first half, overcoming their seasonally slower first quarter.  Revenue from Asia-Pacific operations increased by $0.9 million in the second quarter and by $1.8 million in the first half, representing 22% and 23% growth, respectively, in each period, with strong growth from systems and materials.

Revenue from systems and materials increased at double-digit rates for the second quarter and first six months.  Revenue increases in these product classes for each period were driven by unit-volume increases in each product class and in each geographic area.  Service revenue increased modestly in the six-month period while declining modestly in the second quarter.

Revenue By Class of Product and Service

($ in millions)

	Second Quarter			First Six Months
Product or Service	2005	2004	% Change	2005	2004	% Change
Systems and other products	$11.8	$8.7	35%	$21.9	$19.7	11%
Materials	$10.9	$8.9	22%	$21.0	$17.6	19%
Services	$10.1	$10.3	(2)%	$20.3	$20.1	1%
Total	$32.8	$27.9	17%	$63.2	$57.4	10%

Gross profit increased in both the second quarter and the first six months of 2005 compared to the corresponding 2004 periods. Gross profit increased to $14.3 million for the 2005 quarter from $12.3 million in the 2004 quarter and to $27.4 million in the first six months of 2005 from $24.3 million in the first half of 2004.   Gross profit margin declined by 0.3 percentage points in the second quarter compared to the second quarter of 2004 but increased by 0.9 percentage points in the first six months of 2005 compared to the 2004 period.

Cost of sales continued to benefit from our outsourcing activities during the second quarter and first six months of 2005, and during the second quarter of 2005 it benefited from the favorable effect of foreign currency transaction items.  For the second quarter of 2005, foreign currency transaction items had a $0.2 million favorable effect on cost of sales compared with the 2004 quarter.  For the six-month period, foreign currency transaction items had a

$0.8 million unfavorable effect on cost of goods compared with the first six months of 2004.

For the second quarter of 2005, product cost of sales was adversely affected by certain performance enhancements activities associated with our InVision™ 3-D Printers, and service cost of sales increased as a result of increased spending for our U.S. and Asia-Pacific training and field-service operations.

Gross Profit Margins

($ in millions)

	Second Quarter			First Six Months
	2005	2004	% Change	2005	2004	% Change
Products	$10.4	$8.3	26%	$20.4	$17.1	19%
% Revenue	46%	47%		47%	46%
Services	$3.9	$4.0	(2)%	$7.0	$7.2	(3)%
% Revenue	39%	39%		34%	36%
Total	$14.3%	$12.3%	17%	$27.4%	$24.3%	12%
% Revenue	44%	44%		43%	42%

Total operating expenses increased by $0.5 million in the second quarter of 2005 but decreased $1.4 million in the six-month period compared to the corresponding 2004 periods.  Total operating costs declined to 38% of revenue in the second quarter and first six months of 2005 compared to 44% of revenue in the second quarter and the first half of 2004.

Selling, general and administrative expenses increased $0.4 million in the second quarter primarily due to the absence in the 2005 period of last year’s $0.4 million reduction in an accrual for healthcare costs and a variety of other costs, partially offset by $1.0 million of lower legal costs and by lower provisions for bad debts.  For the six-month period, SG&A expenses declined by $1.5 million due to $2.7 million of lower legal costs and the other factors affecting the second quarter discussed above.

Strategic and tactical R&D expenditures increased to $2.7 million in the second quarter of 2005 from $2.6 million in 2004, and increased modestly for the first six months of 2005.  The Company continues to expect

R&D expenditures to be in the range of 7-8% of total revenue for the full year 2005.

“We continue to be extremely pleased with the significant and continuing improvement in the company’s profitability,” said Reichental.  “With the strong top-line growth in the second quarter from new products as well as the contributions to higher revenue in the quarter made by core products and systems, we believe that we are benefiting increasingly from our strategic initiatives.

“We are continuing to focus on broadening our product portfolio consistent with our key initiatives to grow the company’s rapid manufacturing and 3-D printing base.  We recognize the importance of developing specific solutions to improve our customer’s bottom line through an unwavering commitment to R&D which in turn fuels our top-line growth,” continued Reichental.

“During the second quarter, we announced the introduction of the company’s Sinterstation® Pro SLS® systems, an advanced new line of automated selective laser sintering manufacturing systems.  These systems have been well received by customers, and we began to ship them late in the second quarter.

“We also announced during the second quarter the availability of three new laser sintering materials that are designed for rapid manufacturing applications: DuraForm® Flex Plastic, a new rubber-like, tear-resistant, flexible plastic; DuraForm® AF Plastic, a new cast-aluminum-like engineered composite for use in the company’s selective laser sintering systems; and DuraForm® FR plastic, a new flame-retardant material, for exclusive use in Sinterstation® Pro SLS® systems.

“We also announced plans to introduce later this year the InVision™ LD 3-D Printer, the first ever affordable desk-top 3-D printer.  We expect the addition of this printer to nicely complement our growing family of InVision™ 3-D Printers.

“We very much appreciate the confidence expressed in us by Align Technology, one of our long-term customers, which recently placed orders for several million dollars worth of SLA® 7000 systems for delivery through the end of 2006. Align’s recent orders along with positive trends in the hearing aid industry and dental molding sector reinforce our commitment to accelerating the development of additional rapid manufacturing opportunities.

“We were pleased with the continuing improvement in the company’s balance-sheet management during the first six months of 2005.  Net working capital rose by $9.8 million to $38.1 million while the company reduced net trade receivables by $2.9 million, maintained inventory in the range of $9.3 million, and increased its cash balance by $1.8 million,” concluded Reichental.

3D Systems will discuss its operating results for the second quarter and first half of 2005 on a conference call and audio web cast to be held at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today.  Details are set forth below.

Second-quarter business highlights:

During the second quarter, 3D Systems:

•                  Announced the availability of Sinterstation® Pro SLS® systems, Models 140 and 230, which are automated selective laser sintering (SLS®) manufacturing systems designed to enable the company’s customers to mass customize and produce high-quality end-use parts, patterns, fixtures and tools consistently and economically from the company’s proprietary engineered plastics, on-site and on-demand.

•                  Introduced DuraForm® FR plastic, a new flame-retardant material, for exclusive use in Sinterstation® Pro SLS® systems.

•                  Introduced DuraForm® Flex plastic, a rubber-like, tear-resistant, flexible plastic that can be used in the company’s selective laser sintering systems to produce functional prototypes and end-use parts for which rubber-like, flexible characteristics are useful.

•                  Introduced DuraForm® AF plastic, a cast-aluminum-like engineered composite for use in the company’s selective laser sintering systems that has the appearance of aluminum.

•                  Introduced the InVision™ LD 3-D Printer, the third 3-D printer to be added to the company’s 3-D printer product line.  The InVision LD 3-D printer uses a layered deposition technology that builds complex geometrical shapes one slice thickness at a time, and is designed for communication and concept modeling applications.

•                  Introduced the VisiJet® SR 200 plastic for the InVision™ SR 3-D printer.  This material mimics the general performance characteristics of high-volume thermoplastics such as polypropylene and ABS.

•                  Announced the availability of the ProCure™ system, a stainless steel part-curing system for parts produced on certain of the company’s SLA® systems.

3D Systems’ complete suite of customer solutions includes

•                  3-D Printing systems, which accept digital input from a three-dimensional CAD station, convert the digital file one horizontal slice at a time.  The standard (SR) and high resolution (HR) printers use jet hot-melted plastic material in an additive layer-by-layer build-up to create a solid part.  The LD unit uses layered deposition (LD) technology to build complex geometrical shapes one slice thickness at a time.  3-D Printers enable designers, engineers, architects and marketers to communicate their concepts frequently, and to substantially reduce the time it takes to bring new products to market.

•                  Stereolithography or SLA® systems convert proprietary materials and composites into solid cross-sections, layer by layer, until the desired parts are built. SLA® systems are capable of making multiple parts of different geometries and shapes at the same time and are designed to produce prototypes, patterns or end-use parts that have a wide range of sizes and shapes.

•                  Selective Laser Sintering or SLS® systems use heat to melt and fuse, or sinter, powdered materials into solid cross-sections, layer by layer, until the desired parts are complete.  SLS® systems can create parts from a variety of plastic and metal materials and composites and are capable of processing multiple parts within the same build cycle.

•                  Engineered materials and composites that the company blends and markets under a variety of brand names for use in all of the company’s systems to produce high-quality models, prototypes and parts.  Stereolithography materials are marketed under the Accura® brand, selective laser sintering materials under the DuraForm®, LaserForm™ and CastForm™ brands, and 3-D printing materials under the VisiJet® brand. The company also distributes additional materials and composites that are manufactured by DSM Somos® and Dreve in order to enhance the portfolio of solutions available from the company.

•                  Software for proprietary part preparation for use on personal computers and engineering workstations.  These proprietary software packages generate the information required by the company’s SLS®, SLA® and 3-D printing systems to create three-dimensional models and parts.

•                  Services that the company provides include a suite of comprehensive customer services and local field support that are provided on a worldwide basis for all of the company’s systems.  Such services and support include extended system warranties, an extensive menu of annual service agreement options, and a wide variety of software and hardware upgrades and performance enhancement packages for legacy systems.

Broad Applications and End-Uses:

•                  3-D Printing system solutions are used for concept-modeling and three-dimensional printing applications. 3-D printed parts are used primarily for visualizing and communicating mechanical design applications.  They are also used for other applications including supply-chain management, architecture, art, surgical modeling, marketing and entertainment.

•                  Rapid prototyping system solutions are used for rapid prototyping applications, including the generation of product concept models, functional prototypes and master-casting and tooling patterns that are often used as an efficient, cost-effective means of evaluating product designs.

•                  Rapid manufacturing system solutions are used for rapid manufacturing applications to manufacture end-use parts, jigs, fixtures, tools and patterns directly from a digital image.  The company’s rapid manufacturing customers produce end-use parts without the need for expensive tooling or molds and without lengthy set-ups, resulting in significant savings, flexibility and mass customization capabilities.

Conference Call and Audio Web Cast Details

3D Systems will hold a conference call and audio web cast to discuss its second-quarter and first half 2005 financial results today at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).

•                  To access the Conference Call, dial 877-791-4796 (or 706-679-6014 from outside the United States). A recording will be available two hours after completion of the call for seven days.  To access the recording, dial 800-642-1687 (or 706-645-9291 from outside the United States) and enter 7677566, the conference call ID number.

•                  To access the audio web cast, log onto 3D Systems’ website at www.3dsystems.com.   The link to the web cast is provided on the home page of the website.   To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation.  The web cast will be available 72 hours after the presentation for replay at: http://www.3dsystems.com/company/investor/index.asp.
The web cast will be available for review for 90 days.

Forward-Looking Statements

Certain statements made in this release are forward-looking statements. These statements include comments as to the company’s beliefs and expectations as to future events and trends affecting its business.  These forward-looking statements are based upon management’s current expectations concerning future events and trends and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors stated under the heading “Forward-Looking Statements” and “Cautionary Statements and Risk Factors” in management’s discussion and analysis of results of operations and financial condition, which appear in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from such statements.

About 3D Systems Corporation

3D Systems is a leading provider of rapid 3-D printing, prototyping and manufacturing solutions.  Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input.  These solutions are used for design communication and prototyping as well as for production of functional end-use parts:  Transform your products.

More information on the company is available at www.3dsystems.com, or by phoning 888-337-9786, ext. 2882 (or 661-295-5600, ext. 2882 from outside the United States), or via email at moreinfo@3dsystems.com.

Note to editors:  3D Systems, SLA, SLS, DuraForm, Sinterstation, VisiJet and Accura are registered trademarks and SLS, InVision, VisiJet, LaserForm, CastForm, ProCure and Viper are trademarks of 3D Systems.  All other product names or services mentioned are trademarks or registered trademarks of their respective companies.

3D SYSTEMS CORPORATION

Condensed Consolidated Statements of Operations

Three Months and Six Months Ended June 30, 2005 and June 30, 2004

(in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)

Revenue:
Products	$22,657	$17,613	$42,903	$37,342
Services	10,112	10,280	20,298	20,066
Total revenue	32,769	27,893	63,201	57,408

Cost of sales:
Products	12,231	9,318	22,529	20,225
Services	6,193	6,272	13,322	12,846
Total cost of sales	18,424	15,590	35,851	33,071
Gross profit	14,345	12,303	27,350	24,337

Operating expenses:
Selling, general and administrative	9,900	9,504	18,596	20,132
Research and development	2,701	2,644	5,376	5,141
Severance and restructuring	7	8	7	141
Total operating expenses	12,608	12,156	23,979	25,414

Income (loss) from operations	1,737	147	3,371	(1,077)
Interest and other expense, net	185	514	530	981

Income (loss) before provision for income taxes	1,552	(367)	2,841	(2,058)
Provision for income taxes	253	501	347	983
Net income (loss)	1,299	(868)	2,494	(3,041)
Preferred stock dividends	444	381	856	710
Net income (loss) available to common stockholders	$855	$(1,249)	$1,638	$(3,751)

Shares used to calculate basic net income (loss) available to common stockholders per share (1)	14,792	13,142	14,684	13,049
Basic net income (loss) available to common stockholders per share (1)	$0.06	$(0.10)	$0.11	$(0.29)
Shares used to calculate fully diluted net income (loss) available to common stockholders per share (1)	15,900	13,142	15,858	13,049
Diluted net income (loss) available to common stockholders per share (1)	$0.05	$(0.10)	$0.10	$(0.29)

(1)     See Schedule 1 for the calculation of basic and diluted net income (loss) available to common stockholders per share.

3D SYSTEMS CORPORATION

Condensed Consolidated Balance Sheets

June 30, 2005 and December 31, 2004

(in thousands)

	June 30, 2005	December 31, 2004 (2)
	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$28,121	$26,276
Accounts receivable, net	19,294	22,209
Inventories, net	9,319	9,512
Prepaid expenses and other current assets	8,979	5,507
Total current assets	65,713	63,504

Property and equipment, net	9,256	9,500
Goodwill	44,795	45,135
Intangible assets, net	9,655	10,808
Restricted cash	1,200	1,200
Other assets, net	1,164	1,349
	$131,783	$131,496

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$190	$180
Accounts payable	5,153	6,937
Accrued liabilities	9,025	13,447
Customer deposits	927	819
Deferred revenue	12,275	13,797
Total current liabilities	27,570	35,180

Long-term debt, less current portion	3,645	3,745
Convertible subordinated debentures	22,604	22,704
Other liabilities	1,063	1,607
Total liabilities	54,882	63,236

Series B convertible redeemable preferred stock	15,211	15,196

Stockholders’ equity:
Common stock, authorized 60,000 shares, issued and outstanding 15,123 (2005) and 14,490 (2004)	15	14
Additional paid-in capital	106,697	97,859
Deferred compensation	(1,774)	(45)
Treasury stock, at cost	(68)	(68)
Accumulated deficit in earnings	(42,387)	(44,881)
Accumulated other comprehensive income (loss)	(793)	185
Total stockholders’ equity	61,690	53,064
	$131,783	$131,496

(2)                The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date but omits certain of the information required by generally accepted accounting principles for complete financial statements.

3D SYSTEMS CORPORATION

Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2005 and June 30, 2004

(in thousands)

	Six Months Ended June 30,
	2005	2004
	(Unaudited)

Cash flows from operating activities:
Net income (loss)	$2,494	$(3,041)
Adjustments to reconcile net income (loss) to net cash used in operating activities :
Depreciation and amortization	3,122	3,349
Bad debt provision (benefit)	(122)	195
Stock-based compensation expense	551	355
Payment of interest on employee’s note with stock	—	(4)
Loss on disposition of property and equipment	38	121
Changes in operating accounts:
Accounts receivable	1,699	4,251
Inventories, net	(934)	(4,196)
Prepaid expenses and other current assets	(3,406)	680
Other assets	54	—
Accounts payable	(1,682)	269
Accrued liabilities	(3,459)	(3,247)
Customer deposits	109	(62)
Deferred revenue	(930)	(765)
Other liabilities	(419)	(850)
Net cash used in operating activities	(2,885)	(2,945)

Cash flows from investing activities:
Purchase of property and equipment	(788)	(283)
Additions to licenses and patents	(238)	(190)
Software development costs	(444)	(54)
Net cash used in investing activities	(1,470)	(527)

Cash flows from financing activities:
Stock option, stock purchase plan and restricted stock proceeds	7,240	1,442
Repayment of long-term debt	(90)	(80)
Payments under obligation to former 3D Systems S.A. stockholders	(439)	(442)
Payment of preferred stock dividends	(785)	(632)
Stock registration costs	(103)	(388)
Payment of accrued liquidated damages	(36)	(100)
Net cash provided by (used in) financing activities	5,787	(200)
Effect of exchange rate changes on cash	413	(311)

Net increase (decrease) in cash and cash equivalents	1,845	(3,983)
Cash and cash equivalents at the beginning of the period	26,276	23,954
Cash and cash equivalents at the end of the period	$28,121	$19,971

Selected Supplemental Cash Flow Information:
Interest payments	$738	$1,077
Income tax payments	1,132	1,552
Non-cash items:
Conversion of 6% convertible subordinated debentures	$100	$—
Conversion of convertible preferred stock	26	44
Accrued dividends on preferred stock	816	710
Accrued liquidated damages	—	385
Transfer of equipment from inventory to property and equipment, net	2,096	753
Transfer of equipment to inventory from property and equipment, net	1,449	478

Schedule 1

The following is a reconciliation of the numerator and denominator of the basic and diluted net income (loss) available to common stockholders per share computations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)

Basic net income (loss) available to common stockholders per share:
Numerator:
Net income (loss) available to common stockholders	$855	$(1,249)	$1,638	$(3,751)
Denominator:
Weighted average common shares outstanding	14,792	13,142	14,684	13,049

Basic net income (loss) available to common stockholders, per share	$0.06	$(0.10)	$0.11	$(0.29)

Diluted net income (loss) available to common stockholders per share:
Numerator:
Net income (loss) available to common stockholders	$855	$(1,249)	$1,638	$(3,751)
Add: Preferred stock dividend	—	—	—	—
Add: Interest on 6% convertible subordinated debentures	—	—	—	—
Add: Interest on 7% convertible subordinated debentures (a)	—	—	—	—
Diluted net income (loss) available to common stockholders, per share	$855	$(1,249)	$1,638	$(3,751)

Denominator:
Weighted average common shares outstanding	14,792	13,142	14,684	13,049
Add: Effect of assumed exercise of options and vesting of restricted stock	1,108	—	1,174	—
Add: Effect of assumed conversion of 6% subordinated convertible debentures	—	—	—	—
Add: Effect of assumed conversion of 7% subordinated convertible debentures (a)	—	—	—	—
Add: Effect of assumed conversion of preferred stock	—	—	—	—
Diluted weighted average common shares outstanding	15,900	13,142	15,858	13,049
Diluted net income (loss) per common share	$0.05	$(0.10)	$0.10	$(0.29)

(a)          All outstanding 7% convertible subordinated debentures had been converted into Common Stock as of December 31, 2004.

For the three months and six months ended June 30, 2005, shares of common stock issuable upon the conversion of outstanding convertible preferred stock and convertible subordinated debentures were excluded from the calculation of diluted net income per share because their effects would have been anti-dilutive; that is, they would have increased net income per share.  Weighted average shares outstanding for the quarterly and year-to-date periods used to calculate diluted net income per share include the effect of the assumed exercise of 1,887 and 2,294 of in-the-money stock options outstanding throughout each respective period together with the dilutive effect of those in-the-money stock options that were canceled or exercised in each period, prorated for the period of time they remained outstanding.  Pursuant to the treasury-stock method, the assumed exercise of these options resulted in the inclusion of a net 1,095 and 1,152 diluted shares of common stock, respectively.

At June 30, 2005, there were 4,887 potentially dilutive securities that were not included in the diluted calculation comprised of 50 out-of-the-money stock options, 2,617 shares issuable upon conversion of preferred stock and 2,220 shares issuable upon conversion of the 6% convertible subordinated debentures.

For the three months and six months ended June 30, 2004, shares of common stock issuable upon the conversion of convertible preferred stock, convertible subordinated debentures and the exercise of stock options were excluded from the calculation of diluted net loss per share because their effects would have been anti-dilutive; that is, they would have reduced net loss per share.